CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our reports, dated September 24, 2009, for the Evergreen Golden Core Opportunities Fund and September 28, 2009, for the Evergreen Golden Large Cap Core Fund, and Evergreen Golden Mid Cap Core Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 20, 2009